Exhibit 99.1

Contact: James Edgemond

Phone: (301) 608-9292

E-mail: jedgemond@unither.com

DEAN JUDY D. OLIAN JOINS THE

UNITED THERAPEUTICS CORPORATION BOARD OF DIRECTORS

Silver Spring, MD and Research Triangle Park, NC, June 29, 2015 — United Therapeutics Corporation (NASDAQ: UTHR) announced today the appointment of Dean Judy D. Olian, Ph.D. to its Board of Directors as an independent director.  The appointment is effective as of June 26, 2015.

Olian is the dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management.  Her research and business expertise centers on aligning organizational strategies and design with human resource systems and incentives, and managing top management teams.  She began her UCLA appointment in 2006 after serving as dean and professor of management at the Smeal College of Business Administration at the Pennsylvania State University.  Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business.  Dean Olian serves or has been a member of various advisory boards, including Beijing University’s Guanghua School of Business, the U.S. Studies Centre at the University of Sydney, Catalyst, the leading global think tank for women in business, and is Chairman of the Loeb Awards for Business Journalism.  Born and raised in Australia, Dean Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison.  She was the Chairman of AACSB International, the premier thought leadership and accreditation organization for leading global business schools, and also serves on the board of directors of Ares Management, L.P., a publicly traded global alternative asset management firm, and Westwood Technology Transfer Inc., a not-for-profit organization focused on protecting and optimizing the discoveries and inventions developed at UCLA.

“We greatly value Dean Olian’s outstanding achievements and experience,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Co-Chief Executive Officer.  “Her knowledge and business expertise in management, in addition to her service on various advisory boards, position her well to serve on our Board of Directors.”

“I am especially drawn to United Therapeutics because of its tremendous impact in saving the lives of many people who would otherwise run out of options, while achieving great business success,” said Dean Olian.  “United Therapeutics has an outstanding leadership team, and I am proud to join its board.”

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.  [uthr-g]

Forward-Looking Statements

Statements included in this press release concerning the expected contributions of and guidance by Dean Olian are “forward-looking statements” within the meaning of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results.  We are providing this information as of June 29, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.